EXHIBIT 3.3

AMENDMENT TO BYLAWS OF SIGNAL GENETICS, INC.

The Bylaws (as amended, the “Bylaws”) of Signal Genetics, Inc., a Delaware corporation (the “Company”), are hereby amended as follows, effective and contingent upon the stockholders of the Company approving a proposal to amend the Company’s Certificate of Incorporation to eliminate the ability of stockholders to act by written consent, as evidenced by the execution of this amendment (this “Amendment”) by the Secretary of the Company:

1. Section 2.08 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2.08[Reserved].”

2. All provisions of the Bylaws not hereby amended shall remain in full force and effect. This Amendment and the Bylaws shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in the Bylaws and this Amendment, the terms of this Amendment shall control. Any reference to any document or agreement to the Bylaws shall include this Amendment and shall refer to the Bylaws as amended by this Amendment.

Dated: February 13, 2017	By:	/s/ Tamara Seymour
	Name:	Tamara Seymour
	Title:	Secretary